Exhibit 10.6

REZERA INC.

SENIOR EXECUTIVE CASH INCENTIVE BONUS PLAN

1.	Purpose

This Senior Executive Cash Incentive Bonus Plan (the “Incentive Plan”) is intended to provide an incentive for superior work and to motivate eligible executives of Rezera Inc. (the “Company”) and its affiliates toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives.  The Incentive Plan is for the benefit of Covered Executives (as defined below).

2.	Covered Executives

From time to time, the Talent Committee of the Board of Directors of the Company (the “Talent Committee”) may select certain key executives (the “Covered Executives”) to be eligible to receive bonuses hereunder.  Participation in this Plan does not change the “at will” nature of a Covered Executive’s employment with the Company or an affiliate.

3.	Administration

The Talent Committee shall have the sole discretion and authority to administer and interpret the Incentive Plan.

4.	Bonus Determinations

(a)Corporate Performance Goals.  A Covered Executive may receive a bonus payment under the Incentive Plan based upon the attainment of one or more performance objectives that are established by the Talent Committee in its sole discretion and relate to financial and operational metrics with respect to the Company or any of its affiliates (the “Corporate Performance Goals”), including: cash flow (including, but not limited to, operating cash flow and free cash flow); research and development, publication, clinical and/or regulatory milestones; revenue; corporate revenue; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of the Company’s common stock; economic value-added; acquisitions or strategic transactions, including licenses, collaborations, joint ventures or promotion arrangements; financing or other capital raising transactions; operating income (loss); return on capital, assets, equity or investment; stockholder returns; return on sales; gross or net profit levels; productivity; expense efficiency; margins; operating efficiency; customer satisfaction; working capital; earnings (loss) per share of the Company’s common stock; sales or market shares; number of prescriptions or prescribing physicians; coverage decisions; leadership development, employee retention and recruiting and other human resources matters; operating income and/or net annual recurring revenue; or any other performance goal selected by the Talent Committee, any of which may be (A) measured in absolute terms or compared to any incremental increase, (B) measured in terms of growth, (C) compared to another company or companies or to results of a peer group, (D) measured against the market as a whole and/or as compared to applicable market indices and/or (E) measured on a pre-tax or post-tax basis (if applicable).  Further, any Corporate Performance Goals may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets.  The Corporate Performance Goals may differ from Covered Executive to Covered Executive and from performance period to performance period.

(b)Calculation of Corporate Performance Goals.  At the beginning of each applicable performance period, the Talent Committee will determine whether any significant element(s) will be included in or excluded from the calculation of any Corporate Performance Goal with respect to any Covered Executive.  In all other respects, Corporate Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles or under a methodology established by the Talent Committee at the beginning of the performance period and that is consistently applied with respect to a Corporate Performance Goal in the relevant performance period.

(c)Target; Minimum; Maximum.  Each Corporate Performance Goal shall have a “target” (100% attainment of the Corporate Performance Goal) and may also have a “minimum” hurdle and/or a “maximum” amount.

(d)Bonus Requirements; Individual Goals.  Except as otherwise set forth in this Section 4(d):  (i) any bonuses paid to Covered Executives under the Incentive Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Corporate Performance Goals; (ii) bonus formulas for Covered Executives shall be adopted in each performance period by the Talent Committee and communicated to each Covered Executive at the beginning of each performance period; and (iii) no bonuses shall be paid to Covered Executives unless and until the Talent Committee makes a determination with respect to the attainment of the performance targets relating to the Corporate Performance Goals.  Notwithstanding the foregoing, the Talent Committee may adjust bonuses payable under the Incentive Plan based on achievement of one or more individual performance objectives or pay bonuses (including, without limitation, discretionary bonuses) to Covered Executives under the Incentive Plan based on individual performance goals and/or upon such other terms and conditions as the Talent Committee may in its discretion determine.

(e)Individual Target Bonuses.  The Talent Committee shall establish a target bonus opportunity for each Covered Executive for each performance period.  For each Covered Executive, the Talent Committee shall have the authority to apportion the target award so that a portion of the target award is tied to attainment of Corporate Performance Goals and a portion of the target award is tied to attainment of individual performance objectives.

(f)Employment Requirement.  Subject to any additional terms contained in a written agreement between the Covered Executive and the Company, the payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive’s employment by the Company through the bonus payment date.  If a Covered Executive was not employed for an entire performance period, the Talent Committee may pro-rate the bonus based on the number of days employed during such period.

5.	Timing of Payment

(a)With respect to Corporate Performance Goals established and measured on a basis more frequently than annually (e.g., quarterly or semi-annually), the Corporate Performance Goals will be measured at the end of each performance period.  If the Corporate Performance Goals and/or individual goals for such period are met, payments will be made as soon as practicable following the end of such period, but not later than two and one-half months after the end of the fiscal year in which such performance period ends.

(b)With respect to Corporate Performance Goals established and measured on an annual or multi-year basis, Corporate Performance Goals will be measured as of the end of each such performance period (e.g., the end of each fiscal year).  If the Corporate Performance Goals and/or individual goals for any such period are met, bonus payments will be made as soon as practicable, but not later than two and one-half months after the end of the relevant fiscal year.

(c)For the avoidance of doubt, bonuses earned at any time in a fiscal year must be paid no later than two and one-half months after the last day of such fiscal year.

6.	Amendment and Termination

The Company reserves the right to amend or terminate the Incentive Plan at any time in its sole discretion.

7.	Company Recoupment Rights

A Covered Executive’s rights with respect to any award granted pursuant to the Incentive Plan shall in all events be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any right that the Company may have under any Company clawback, forfeiture or recoupment policy as in effect from time to time, including, without limitation, the Company’s Compensation Recovery Policy (as such policy may be amended and/or restated), or other agreement or arrangement with a Covered Executive or (ii) applicable law.

Adopted [               ], subject to effectiveness of the Company’s Registration Statement on Form S-1.